ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                                  MIRENCO, INC.


TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

     Pursuant to the provisions of Section 631 of the Iowa Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation.

     1. The name of the corporation is Mirenco, Inc.

     2. The following Amendment of the Articles of Incorporation was adopted by the Board of Directors of the corporation:

         That Article Three of the Articles of Incorporation be deleted and the following Article Three be substituted in lieu thereof:


                                  ARTICLE THREE

         THE AGGREGATE NUMBER OF SHARES WHICH THIS CORPORATION SHALL HAVE AUTHORITY TO ISSUE IS 30,000,000 SHARES OF COMMON STOCK, PAR VALUE $0. EACH SHARE SHALL HAVE EQUAL RIGHTS WITH EACH OTHER SHARE IN RESPECT OF DIVIDENDS, VOTING AND LIQUIDATION.

         THE DATE OF ADOPTION OF THE AMENDMENT WAS MAY 13, 2000.

     3. The amendment was adopted by the Board of Directors and ratified by the shareholders at an annual meeting held May 13, 2000.


                                                                   MIRENCO, INC.


                                                                 /S/ J.R. RELICK
                                                                 ---------------
                                                           J.R.RELICK, SECRETARY